Exhibit 10.4

BLUE WATER ACQUISITION CORP.

15 E. Putnam Avenue

Suite 363

Greenwich, CT 06830

December 15, 2020

Blue Water Sponsor LLC

15 E. Putnam Avenue

Suite 363

Greenwich, CT 06830

Re:	Services Agreement

Ladies and Gentlemen:

This letter agreement by and between Blue Water Acquisition Corp. (the “Company”) and Blue Water Sponsor LLC (the “Provider”), dated as of the date of this letter agreement, will confirm our agreement that, commencing on the date the Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (File No. 333-248569) (the “Registration Statement”) is declared effective (the “Effective Date”) and continuing until the earliest of (a) the consummation by the Company of an initial business combination, (b) the Company’s liquidation and (c) the 12-month anniversary of the Effective Date (or up to 18 months from the Effective Date if the Company extends the period of time to consummate an initial business combination) (such earliest date hereinafter referred to as the “Termination Date”) (in the case of clauses (a) and (b), as described in the Registration Statement.

(i) The Provider shall make available, or cause to be made available, to the Company, such administrative and other services as may be reasonably requested by the Company. In exchange therefor, the Company shall pay to the Provider the sum of $10,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date; and

(ii) The Provider hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

Any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York that apply to contracts made and performed entirely within such State.

[Signature Page Follows]

Very truly yours,

BLUE WATER ACQUISITION CORP.

By:	/s/ Jon Garfield
	Name:	Jon Garfield
	Title:	Chief Financial Officer

Agreed:

BLUE WATER SPONSOR LLC

By:	/s/ Joseph Hernandez
	Name:	Joseph Hernandez
	Title:	Managing Member

[Signature Page to Services Agreement]